Exhibit 4.33

Lease Agreement

Lessor: Junrong Capital Holdings Limited (Party A)

Unified Social Credit Code: XXXXXXXXXXXXXXXXX

Leasee: Zhiyuan Factoring (Guangzhou) Co., Ltd. (Party B)

Unified Social Credit Code: XXXXXXXXXXXXXXXXX

Article 1 Property

1.1 The rental property is located on the second floor of No. 147 Ganshui Lane, Shangcheng District, Hangzhou, with a construction area of 234.7 square meters and a terrace area of 36.44 square meters.

1.2 Party B understands the state of the property rented by Party A and is willing to assume all the obligations stipulated in the contract.

Article 2 The Rental Purposes

2.1 Party B leases the above property for office use only.

2.2 During the lease period, Party B's main industry must conform to Party A's unified planning and positioning. If the industry content is changed, Party A's consent must be obtained.

2.3 Party B is engaged in legal business activities.

Article 3 Lease Term

3.1 The lease term is 3 years, and the contract lease period is from February 18, 2020 to February 17, 2023.

3.2 Upon expiration of the lease term, Party B shall have the priority to renew the lease under the same conditions.

Article 4 Property Rent And Payment Method

4.1 Property rental fee

4.1.1 The unit price of the construction area is RMB 5 yuan / day / square meter, the unit price of the terrace area is RMB 2.43 yuan / day / square meter. the annual rent unit price (building area and courtyard terrace area) will increase by 5% on the basis of the previous year until the end of the contract.

4.1.2 During the lease period, the rent is paid every six months. Party B shall pay the first rent within ten days after the contract becomes effective.

4.1.3 If Party B fails to pay the rent according to the contract, Party A has the right to terminate the contract.

4.1.4 Party B shall bear all operating expenses and pay on time.

4.1.5 Party B shall obey and cooperate with the management of Party A or the property company designated by Party A.

4.1.6 Water and electricity costs are borne according to actual usage.

4.2 Payment method

4.2.1 Party B deposits the account designated by Party A by bank transfer, or sends the check to Party A.

Article 5 Requirements For Property Use And Repair Responsibilities

5.1 Party B shall be responsible for daily maintenance and repair of the property and auxiliary equipment leased and shall bear all related cost.

5.2 If Party B wants to add equipment and expand power line, etc., it must obtain the consent from Party A.

5.3 During the lease period, if an improper use or various reasons by Party B causes damage or malfunction of the property or equipment, Party B is responsible for maintenance and bear the related cost.

5.4 Party B is responsible for the internal decoration, and the overall structure must not be damaged or altered during the decoration.

5.5 Party B shall not build temporary buildings outside the property.

5.6 Party A has the right to temporarily halt use of any facilities due to the needs of maintenance and inspection, but Party B shall be notified in writing in advance, and Party B shall cooperate.

5.7 During the lease period, Party B shall comply with fire safety and other tasks in accordance with the regulations of the relevant departments.

Article 6 Sublet And Lease Renewal

6.1 During the lease period, Party B shall not sublet.

6.2 After the lease term expires, Party A has the right to recover the leased property unconditionally.

6.3 If Party B does not make a request for renewal, it shall be deemed that Party B has given up the lease renewal.

Article 7 Return Of Leased Property

7.1 Exchange date and scope of use

7.1.1 Party B should return the property before the end of the lease period.

7.1.2 Except for the expiration of the lease term and normal termination, if Party A or Party B unilaterally terminates the contract, Party B shall return the leased property within 10 days from the date of early termination or termination of the contract.

7.2 Return of decoration and ancillary facilities and equipment.

7.2.1 After the contract expires, Party B can take away the additional equipment. The non-removable equipment belongs to Party A free of charge.

7.2.2 Party B shall bear all costs that cannot be restored.

7.3 Consequences of late return

7.3.1 If the property is not returned within 10 days after the due date, Party A has the right to take measures to recover the property.

7.3.2 If Party B returns the leased property after the due date, in addition to paying the rent according to the contract standard, Party B shall also pay the occupation fee at twice the basic rent.

Article 8 Modification, Cancellation And Termination of Contracts

8.1 During the lease period, if the terms of the contract need to be changed, both parties shall negotiate and sign in writing.

8.2 if the contract cannot be performed due to any force majeure, both parties are not liable for breach of contract by such force majeure.

8.3 If the contract is terminated early due to a national policy, both parties shall not be liable for breach of contract.

Article 9 Liability For Breach Of Contract

The breaching party pays a penalty of 30% of the rent.

Article 10 Application Of Law

If the negotiation fails, parties will bring such disputes to the People’s Court where the property is located.

Article 11 Others

11.1 Documents mailed to the contract address by Party A shall be deemed to be served within three days from the date of mailing.

11.2 The unfinished matters will be negotiated separately by both parties.

11.3 The contract becomes effective after being sealed. Two copies of the same contract, each party with one copy.

Party A: Junrong Capital Holdings Limited	Party B: Zhiyuan Commercial Factoring (Guangzhou) Co., Limited
Legal representative:	Legal representative:
Authorized agent:	Authorized agent:
Date:	Date:

4